Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR RELEASE 6:00 AM EASTERN DAYLIGHT TIME
Date: July 19, 2010

Double Eagle Petroleum Co. Settles Madden Deep Litigation

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today announced that the Company has reached a settlement agreement with many of the defendants in the lawsuit brought by the Company through which the Company sought to recover payment for natural gas produced from its interest in the Madden Deep Unit over the period from the effective date of the unit through June 30, 2007. The estimated net cash proceeds to the Company from the settling defendants will be approximately $4.0 million and are expected to be collected by the Company in the third quarter 2010.

About Double Eagle Petroleum Co.

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

http://www.dble.com